UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2010

PATRIOT GOLD CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-32919	86-0947048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D
Las Vegas, Nevada, USA
(Address of Principal Executive Offices)

89103
(Zip Code)

(702) 456-9565
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On March 15, 2008 Patriot Gold Corp., (the “Company”), entered into three separate Property Option Agreements with MinQuest (the “Optionor”), whereby the Company was granted the exclusive right and option to acquire an undivided 100% right, title and interest in and to the properties called the Whiskey Property, the NK Property and the Weepah Property.

On May 30, 2008, the Company entered into an Assignment and Assumption Agreement (the “Agreement”) with American Goldfields Inc., a Nevada corporation (“Goldfields”), to acquire the exclusive option to an undivided right, title and interest in 22 unpatented Federal mining claims located in Esmeralda County, Nevada. Goldfields had originally acquired its exclusive option on the Property on June 30, 2004, when it entered into a Property Option Agreement (the “Property Agreement”) with MinQuest, the owner of the Imperial Property.

On April 16, 2010, the Company entered into Assignment Agreements with its wholly owned subsidiary, Provex Resources, Inc., a Nevada corporation (“Provex”), to assign the exclusive option to an undivided right, title and interest in the Whiskey, NK, Weepah and Imperial Properties to Provex.  Pursuant to the Agreements, Provex assumed the rights, and agreed to perform all of the duties and obligations, of the Company arising under the Whiskey, NK, Weepah and Imperial Property Option Agreements.

On December 21, 2010 the Company would like to confirm that the Whiskey, NK, Weepah and Imperial Property Option Agreements that the Company and its subsidiaries have with MinQuest are terminated and as a result no longer maintains any interest in the Properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT GOLD CORP.

Dated:	January 6, 2011	By:	/s/ Robert Coale
Name:			Robert Coale

Title:			President